CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 24, 2026, relating to the financial statements and financial highlights of Regan Floating Rate MBS ETF, a series of Valued Advisers Trust, which are included in Form N-CSR for the year ended January 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 28, 2026